FOR IMMEDIATE RELEASE
                                Contact:                      Grant E. Sims
                                  Chief Executive Officer
                                  (713) 860-2500

                                  Ross A. Benavides
                                  Senior Vice President&General Counsel
                                  (713) 860-2528

GENESIS ADDS TO SENIOR MANAGEMENT TEAM

HOUSTON, August 26, 2008 – Genesis Energy, L.P. (AMEX symbol:  GEL) (“Genesis”) today announced the appointment of a new senior officer for Genesis.  Robert (Bob) V. Deere, previously Vice President Accounting and Reporting - Royal Dutch Shell was appointed Executive Vice President & Chief Financial Officer reporting to Grant Sims, Chief Executive Officer of Genesis.   Mr. Deere spent the past ten years in various roles of increasing responsibility at Shell and was previously employed by Union Texas Petroleum (12 years) and Price Waterhouse (10 years).  It is anticipated that Mr. Deere, 53, will assume his new position on or about October 1, 2008.

Grant Sims, Chief Executive Officer of Genesis said, “Bob’s financial, accounting, analytical and reporting experience will serve Genesis well as we continue to grow and integrate new businesses into the company as well as further exploit our existing  assets and business lines. We have grown substantially over the course of the past two years which makes separating the CFO and General Counsel’s duties, both currently held by Ross Benavides, a necessity as we take the company and its management team to the next level. Ross will continue to be an integral part of our team as Senior Vice President and General Counsel.”

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil, carbon dioxide and, to a lesser extent, natural gas.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases, such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, agility to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

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